Exhibit 5.1

300 East Lombard Street, 18th Floor

Baltimore, MD 21202-3268

TEL 410.528.5600

FAX 410.528.5650

www.ballardspahr.com

November 3, 2020

Spirit Realty Capital, Inc.

2727 North Harwood Street

Suite 300

Dallas, Texas 75201

Re:

Spirit Realty Capital, Inc., a Maryland corporation (the “Company”) – Registration of shares of common stock, $0.05 par value per share (the “Common Stock”), of the Company having an aggregate gross sales price of up to $500,000,000 (the “Shares”) to be sold in an at-the-market offering (the “Offering”) pursuant to a Registration Statement on Form S-3 (Registration Nos. 333-249459 and 333-249459-1) filed with the Securities and Exchange Commission (the “Commission”) on October 13, 2020 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), by the Company under the Registration Statement. You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)

the corporate charter of the Company (the “Charter”) represented by Articles of Restatement filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on August 21, 2013, Articles of Amendment filed with the Department on May 13, 2014, Articles Supplementary filed with the Department on March 3, 2017, Articles Supplementary filed with the Department on October 2, 2017, Articles of Amendment filed with the Department on December 12, 2018, and Articles of Amendment filed with the Department on April 29, 2019;

(ii)	the Fifth Amended and Restated Bylaws of the Company, dated as of August 10, 2017 (the “Bylaws”);

BALLARD SPAHR LLP

Spirit Realty Capital, Inc.

November 3, 2020

(iii)

resolutions adopted by the Board of Directors of the Company (the “Board”) on or as of October 29, 2016, November 12, 2018, December 4, 2018, February 27, 2020 and October 12, 2020 and by the ATM Pricing Committee of the Board (the “Pricing Committee”) on or as of February 20, 2019, March 13, 2019, August 12, 2019, February 26, 2020, March 15, 2020, June 4, 2020 and November 2, 2020 (collectively, the “Board Resolutions”), and the form of resolutions to be adopted from time to time by the Pricing Committee (the “Committee Resolutions”, and together with the Board Resolutions, collectively, the “Directors’ Resolutions”);

(iv)	the Registration Statement filed by the Company with the Commission under the Act, the related base prospectus, dated October 13, 2020, and the related prospectus supplement, dated November 3, 2020;

(v)

a fully executed counterpart of the Amended and Restated Equity Distribution Agreement, dated as of February 22, 2019 (the “Original Agreement”), as amended by Amendment No. 1 to the Original Agreement, dated as of February 27, 2020 (“Amendment No. 1”), and Amendment No. 2 to the Original Agreement, dated as of November 3, 2020 (“Amendment No. 2”, and together with the Original Agreement and Amendment No. 1, collectively, the “Agreement”), by and among the Company, Spirit Realty, L.P., a Delaware limited partnership, and SunTrust Robinson Humphrey, Inc. (now known as Truist Securities, Inc.), BTIG, LLC, BofA Securities, Inc., Capital One Securities, Inc., Fifth Third Securities, Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, Regions Securities LLC, Scotia Capital (USA) Inc., Stifel, Nicolaus & Company, Incorporated and Wells Fargo Securities, LLC, as agents, forward sellers and/or principals, and Bank of America, N.A., The Bank of Nova Scotia, JPMorgan Chase Bank, National Association, Mizuho Markets Americas LLC, Morgan Stanley & Co. LLC, Royal Bank of Canada and Wells Fargo Bank, National Association, as forward purchasers;

(vi)	a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland;

(vii)

a certificate of one or more officers of the Company, dated as of a recent date (the “Officers’ Certificate”), to the effect that, among other things, the Charter, the Bylaws, the Board Resolutions and the Committee Resolutions are true, correct and complete and have not been rescinded or modified, and that the Charter, the Bylaws and the Board Resolutions are in full force and effect on the date of the Officers’ Certificate, and certifying as to the manner of adoption of the Board Resolutions, the authorization for issuance of the Shares, the form of the Committee Resolutions, and the form, approval, execution and delivery of the Agreement; and

BALLARD SPAHR LLP

Spirit Realty Capital, Inc.

November 3, 2020

(viii)	such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any of the Documents is legally competent to do so;

(c)

any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not, and will not, differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)	the Officers’ Certificate and all other certificates submitted to us are true and correct both when made and as of the date hereof;

(e)

neither the issuance and sale of the Shares pursuant to the Agreement, nor the ownership of the Shares by purchasers thereof, will violate any of the ownership or transfer restrictions or limitations contained in the Charter;

(f)

prior to issuance and sale of any of the Shares, the Committee Resolutions setting forth, with respect to such Shares, the maximum number of Shares to be issued and sold, the minimum gross sales price per Share and the minimum price to be received by the Company per Share (net of any discounts provided or commissions paid by the Company in connection with the offering of such Shares) will have been duly adopted at a duly convened meeting of the members of the Pricing Committee or by unanimous consent of the members of the Pricing Committee given in writing or by electronic transmission;

(g)

the aggregate gross sales price of all of the Shares sold pursuant to the Agreement will not exceed $500,000,000 (including the $265,249,267 aggregate gross sales price of the Shares sold to date), and the aggregate number of Shares issued and sold pursuant to the Agreement will not exceed the maximum aggregate number authorized for issuance and sale in the Directors’ Resolutions;

(h)

the consideration per share to be received by the Company for each Share issued and sold pursuant to the Agreement will be determined in accordance with, and will not be less than the applicable minimum consideration per share set forth in, the Directors’ Resolutions; and

BALLARD SPAHR LLP

Spirit Realty Capital, Inc.

November 3, 2020

(i)

upon each issuance of any of the Shares subsequent to the date hereof, the total number of shares of Common Stock of the Company issued and outstanding, after giving effect to such issuance of such Shares, will not exceed the total number of shares of Common Stock that the Company is authorized to issue under the Charter.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(1)	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

(2)

The Shares to be issued in the Offering have been generally authorized for issuance by the Company pursuant to the Agreement, and when such Shares are issued and delivered pursuant to due authorization by the Pricing Committee subsequent to the date hereof, in exchange for payment of the consideration therefor, as provided in, and in accordance with the terms of, the Agreement and the Directors’ Resolutions, such Shares will be duly authorized, validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to the incorporation by reference of this opinion in the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,
/s/ Ballard Spahr LLP